EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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    BSD MEDICAL'S AWARD-WINNING WEBSITE BRINGS HOPE TO THOUSANDS WITH CANCER

SALT LAKE CITY, October 4, 2006--BSD Medical Corp. (AMEX:BSM) today reviewed the substantial attention that has been drawn by its new website, the Hope Garden (www.flowersforhope.com), which has already received three major recognitions for excellence, along with top websites developed for Adidas, Saab and Leo Burnett. The Hope Garden website was created by BSD Medical to provide a forum for people to send messages of hope and encouragement to cancer patients. The Hope Garden is being introduced to patient advocacy groups during October, which is "Breast Cancer Awareness Month", and BSD will also initiate a formal public relations effort to draw further attention to the website. Visits to the site are increasing constantly as word spreads from those who have already visited the website. Over 70,000 people have visited the Hope Garden over the past 60 days. BSD Medical's goal is to increase the monthly visits to over 2,000,000.

The Hope Garden allows people to send a virtual flower along with a special message to those who are ill and who are victims of cancer. The website has quickly gained a worldwide following, with many messages being in languages other than English. Through links from the website, the Hope Garden also allows patients and their caregivers to learn about the hope provided to cancer patients through the therapies available using BSD Medical's cancer treatment systems. Sometimes the best cause for hope is a medical answer for a patient in need. Over 20% of those visiting the Hope Garden also visit BSD Medical's companion information site for cancer therapy, www.treatwithheat.com.

The Hope Garden was a finalist in the Navigation Category of the 2006 Flashforward Conference and Film Festival. The four finalists out of 1,000 entries were: Leo Burnett (winner), Hope Garden (BSD Medical), Adidas Y-3 and Saab Aero X. The Hope Garden was also named Site of the Day on theFWX.com for July 30, 2006, from among 500 different entries for the month of July. Sites were judged on design, navigation, graphics, content and personality. FWX selects and showcases future thinking through awarding progressively-designed sites that use cutting edge technology together with inspirational ideas that lead the way for future generations. Forbes called this site "one of the web's top recognition sites for innovative web design". The Hope Garden was also named Site of the Day on Adobe.com for September 1, 2006. Selected from hundreds of submissions throughout the month of September, the Adobe award recognizes projects based on strong visual design, technical execution, usability, interesting and/or timely content, ROI and benefit to the organization as well as overall innovative use of Adobe products.

BSD will be showing the Hope Garden live on a large screen at ASTRO, a major industry trade show in November. Patients and providers who visit BSD Medical's treatment information website are given access to the company, where a person is available to help them with an information packet on BSD's therapy, and such assistance as they may require in finding a medical professional to guide them in determining what treatment may be appropriate for them. Information packets are being heavily requested.

The Hope Garden was developed for BSD Medical, Corp. by Richter7, which has developed highly successful websites for other medical companies like Medtronic, intended to explode the level of patient awareness of a new therapy through the powerful medium of the internet. A major thrust in BSD Medical's marketing plan is to greatly increase patient and provider awareness of its new cancer therapies.

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BSD Medical is the leading developer of cancer therapy systems that are based on the use of precision-guided RF/microwave energy to increase the temperature of cancerous tissue and force it into hyperthermia. Hyperthermia therapy is used to kill cancer directly and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy, and for tumor reduction prior to surgery. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the sale of the Company's systems based on the results of clinical trials or marketing activity, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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